EARLY ADOPTER LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of this 15th day of May, 2009 (the “Effective Date”).

AMONG:

GS CLEANTECH CORPORATION (“Licensor”), a company formed pursuant to the laws of the State of Delaware and having an office for business located at One  Penn Plaza, Suite 1612, New York, New York 10119

AND:

ECOSYSTEM TECHNOLOGIES, LLC (“Licensee”), a limited liability company formed pursuant to the laws of the State of Minnesota and having an office for business located at One  Penn Plaza, Suite 1612, New York, New York 10119 (Licensor and Licensee collectively referred to herein as the “Parties”).

WHEREAS:

A.
Licensor develops and uses innovative new clean technologies designed to harness balanced applications of biological, chemical and mechanical processes to produce value-added carbon-negative products in unconventional but sustainable ways (the “Business”);

B.
Licensor owns the rights to novel technologies for the conditioning of biomass-derived feedstock, the production, extraction and refining of lipids from biomass, and the reformation of carbonaceous gases into value-added products (each, a “Technology” and, collectively, the “Technologies”); and,

C.	Licensor wishes to provide Licensee with certain usage and other rights to the Technologies and related intellectual properties on the basis of the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1                      The Technology

As used herein, the terms “Technology” and “Technologies” shall refer to Licensor’s intellectual properties as provided for in the patents and patent-applications itemized in Exhibit A, and any United States Patents that issue therefrom; any United States Letters Patent now owned or controlled by Licensor under which Licensor has the right to grant licenses that are related to the Technology described in the Letters Patent or that incorporate or improve upon such United States Letters Patent; and any division, reissues, continuations-in-part, and extensions of the foregoing now owned, or which may be owned, by Licensor or under which they now have, or may in the future have, the right to grant licenses (collectively, the “Patent Rights”) and shall include Foreign Patent Rights. “Foreign Patent Rights” shall mean all letters patent claiming priority from or based upon the Patent Rights and recognized in jurisdictions where the Patent Rights are not, without further action, recognized, and which provide the protection and benefits to the holder thereof substantially the same as the holder of the Patent Rights enjoys in the United States.

Section 2                      The License

Under the terms and conditions hereof, and except as otherwise limited herein, Licensor grants to Licensee a NON-EXCLUSIVE license to use the Technologies and any Licensor Patent Rights and Foreign Patent Rights now held or hereafter acquired pertaining to the Technology in the Field of Use in the Territory (the “Licensed Activities”). The foregoing license grant shall be hereinafter be referred to as the “License.”

(a)	Field of Use

As used herein, the term “Field of Use” shall mean any application involving the use of the Technology in applications co-located with ethanol production facilities that are either majority-owned or managed by Licensee within the Territory. The Licensor and Licensee agree and acknowledge that the Field of Use definitions above shall be construed broadly in favor of permitting Licensee activity within the Field of Use.

(b)	Territory

The Territory to which this exclusive License applies is the maximum territory possible in North America (the “Territory”); the Licensor and Licensee agree and acknowledge that the term “Territory” shall, regardless of context, be construed as broadly as possible.

(c)	Most Favored Licensee; Early Adopter Status

The Licensor has designated the Licensee its “Early Adopter” for the Technologies. As such, the Licensor agrees that the terms afforded to the Licensee hereunder shall be the most favorable terms granted by Licensor to any new third-party licensee.

Section 3                      Fees and Performance

(a)	Bench Testing Phase

The Licensee shall complete bench testing with each of the Technologies on or before the FOURTH (4th)  anniversary of the Effective Date (the “Testing”) for two technologies. The Testing is intended to define the assumptions for design assumptions for the construction and operation of a demonstration scale pilot facility.

(b)	Pilot Testing Phase

The Licensee shall complete pilot testing and build a demonstration scale pilot facility (each, a “Demonstration Facility”) no later than the FOURTH (4th) anniversary of the Effective Date for two technologies. The Demonstration Facility shall be designed to collect mass and energy balance data in selected applications in order to define with greater precision the capital and operating costs and performance of the Technology at commercial scale, and also to refine the scale-up design parameters for commercial scale deployments of the Technology.

(c)	Commercial Scale Pilot Facility

The Licensee shall complete construction of a commercial scale pilot facility (the “Pilot Facility”) based on each Technology no later than the FOURTH (4th) anniversary of the Effective Date for one technology.

(d)	Commercial Sales; Minimum Annual Royalties

The Licensee shall have begun to generate revenues with at least two Technologies on or before the FOURTH (4th) anniversary of the Effective Date. The Licensee shall pay the Licensor royalties equal to TEN PERCENT (10%) of the Licensee’s Pre-tax Net Income deriving from any use of the Technology (the “Royalties”); provided, however, that such  Royalties shall not be payable for use of any of the Technologies at Licensee’s facilities equal to ONE HUNDRED MILLION (100,000,000) gallons per year of corn ethanol production. As used herein, the definition of “Pre-tax Net Income” shall have that meaning ascribed to in under generally accepted accounting principles (GAAP) and shall not include any allocation of sales, general and administrative expenses other than those directly incurred by Licensee relating to the commercialization of the Technology.

(i)	Payment of Royalties; Right of Audit

The Licensee shall keep an accurate account of all sales activities involving the Technology and shall pay to Licensor in cash Royalties on a quarterly basis. Within THIRTY (30) DAYS after the end of each calendar quarter, Licensee shall render to Licensor a quarterly statement showing (x) Pre-tax Net Income and (y) Royalties due Licensor. Licensee shall pay to the Licensor in cash the amount of Royalties no later than FORTY-FIVE (45) DAYS following each calendar quarter. The Licensor shall have the right, at Licensor’s own expense and not more often than once in any calendar year, to have an independent certified public accountant reasonably acceptable to Licensee examine the books of the Licensee in relation to the applicable projects to verify the Pre-tax Net Income and/or Royalty statements and/or the Royalties due Licensor pursuant to this License Agreement.

(e)	Commercialization Milestones; Loss of Most Favored Status

The Licensee shall forfeit its most favored status granted hereunder in the event that the Licensee fails to meet any of the deadlines specified in Section 3 for any Technology.

(f)	Developments and Improvements

(i)
If the Licensor makes any further improvements or enhancements any Technology, or becomes the owner of any new improvements or enhancements to any relevant Technology, then Licensor shall communicate such improvements to Licensee, and such improvements shall be automatically included within the definition of Technology herein and subject to the License grant hereof.

(ii)
If the Licensee makes any improvements or enhancements to any Technology, or becomes the owner of any new improvements or enhancements to the Technology, then Licensee shall communicate such improvements to Licensor, and such improvements shall be automatically included within the definition of Technology herein and subject to the License grant hereof; provided, however, that Licensor shall retain sole ownership of all such developments and improvements.

(g)	Best Efforts Support

The Licensor shall use its Best Efforts to support the performance of the Licensee hereunder. The Licensor shall provide the Licensee with access to all documentation relating to the Technology including copies of all patents and patent applications, engineering data, detailed drawings, all results of testing and use of the Technology (historical and any produced on an ongoing basis), and any and all other technical and other materials reasonably requested by the Licensee. As used herein, the term “Best Efforts” shall mean the maximum effort possible under the circumstances, taking into account the degree to which the Licensee is relying on and is dependent upon the Licensor’s provision of technical and other support in order for Licensee to finance and perform its obligations hereunder.

(i)	Testing Support

The Licensor shall provide commercialization support services at no cost, including the provision of all bench and other testing data, all documentation relative to each Technology (including copies of all patents and patent applications), specifications for Licensor’s current bench scale testing apparatus, and other reasonably requested technical and other materials.

(h)	Fats and Oils Offtake

The Licensor shall have the right to purchase any fats and/or oils produced by the Licensee that are not directly refined by the Licensee into biofuel, at a rate equal to SIXTY PERCENT (60%) of the Diesel Spot price for the day of each shipment, as indicated by the federal government found on the “Energy Information Administration” website (http://tonto.eia.doe.gov/dnav/pet/pet_ pri_spt_s1_d.htm) (the spot price for diesel fuel will be based on the average of the daily closing New York Harbor and U.S. Gulf Coast spot prices for diesel fuel for the day of each shipment and shall be referred to herein as the “Diesel Spot”).

Section 4                      Term

This Agreement shall commence on the Effective Date and shall continue for an initial term of TWENTY (20) YEARS. This Agreement and the License shall automatically renew for an additional one-year period, which additional one year period provided that the Licensee is and remains in compliance with the terms hereof. Similarly, this Agreement and the License shall renew for successive ONE (1) YEAR periods in perpetuity for so long as the Licensee continues to remain in compliance with the terms hereof for the previous ONE (1) YEAR period.  If the Licensee at any time defaults in fulfilling any material obligations hereunder and such default is not cured within NINETY (90) DAYS after written notice thereof is given by Licensor to Licensee, Licensor shall have the right to terminate this Agreement and the License by giving written notice of termination to the Licensee.

(a)
If the Licensee at any time defaults in fulfilling any material obligations hereunder, and such default is not cured within NINETY (90) days after Licensor thereof gives written notice to Licensee, Licensor shall have the right to terminate this Agreement by giving written notice of termination to the Licensee.

(b)
Licensor shall have the right to terminate this Agreement by giving written notice of termination to the Licensee, such termination being effective upon receipt of such notice or FIVE (5) days after such notice is mailed, whichever is earlier, in the event of the dissolution or bankruptcy of the Licensee.

(c)
If this Agreement is terminated for any reason, the Licensee shall retain the right to use the Technology in any then-current use or in any use that has been contracted with a third party or is otherwise in construction at the time of final termination.

Section 5                      Covenants

(a)	Confidentiality

Each party acknowledges that during the term of this License Agreement and otherwise pursuant to the terms hereof, each party shall have access to certain written and non-written information of the other which the disclosing party considers confidential and proprietary ("Confidential Information"). In consideration for the non-disclosing party being granted access to such Confidential Information and for the other benefits hereunder, the non-disclosing party hereby agrees that, during the term(s) of this License Agreement and thereafter for a period of FIVE (5) years, the non-disclosing party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the disclosing party obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information; provided, that the period of confidentiality and non-use with respect to trade secrets and know-how related to the Technology shall be the longer of (i) the duration or pendency of any patent or patent application included within the Patent Rights and (ii) FIVE (5) YEARS following termination of this License Agreement in the event that such restriction is enforceable. As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of the disclosing party which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, the disclosing party financial statements; customer and potential customer identities; names and qualifications of the disclosing party employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by the disclosing party in connection with its business, and the existence and terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of the non-disclosing party or its employees or agents.

(b)	Licensor Obligations

(i)	Patent Fees

Licensor shall either (x) pay all fees and annuities necessary to maintain the Patent Rights and the Foreign Patent Rights, or (y) notify Licensee on a timely basis of its intent not to pay such fees or annuities and to provide Licensee a reasonable opportunity to pay such maintenance fees or annuities. In order to support the License at all times during the term of this License Agreement, Licensor shall supply Licensee with copies of any and all documents indicating its rights to patents, patent applications, trademarks, copyrights, and any and all other related material that substantiates Licensor’s ability to grant the License to Licensee worldwide in any and all domestic and international markets. Licensor shall also provide to Licensee, subject to the covenants hereof,  any and all drawings, specifications, and any and all other then-existing material in Licensor’s possession necessary to enable and to support Licensee’s manufacturing of products within the Field of Use in the Territory.

(ii)           Infringement and Invalidation

Licensor or Licensee may take appropriate action to protect the integrity of the License and to stop infringement by any other person upon the rights of Licensor and Licensee under the Patent Rights and the rights of Licensee hereunder. Licensor shall have the primary right (but not obligation) to bring legal action against a perceived infringer of the Patent Rights within the Territory and within Advanced Applications at Licensor’s own expense; provided, however, that if Licensor fails to do so, Licensee may do so at Licensee’s own expense.  In the event either Licensee or Licensor takes any such action, Licensor and Licensee shall cooperate with each other on a Best Efforts basis, participating in any litigation initiated as reasonably requested and providing oral and written testimony in connection therewith. To the extent that Licensee takes any such action, it shall be entitled to the relevant portion of the damages awarded (or received in settlement) as a result of any such infringement, irrespective of field of use, territorial or other limitation, on a pro rated basis; thus, for example, Licensee shall be entitled to all of the damages awarded if Licensee prosecutes the infringement at its sole expense. In the event the Patent Rights are invalidated in whole by reexamination or reissue proceedings in the U.S. Patent and Trademark Office, or by judgment of a U.S. District Court (which judgment is not over-turned on appeal), then Licensee at its sole election shall be entitled to terminate this License Agreement without penalty. In the event Licensee is joined as a party to any action involving the Technology, Licensor agrees to indemnify and hold harmless Licensee for any and all costs, attorneys’ fees, or other sums incurred during such action, without limitation.

(c)	Equitable Remedies

The Parties hereto recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would  not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.  If specific performance is elected as a remedy hereunder, the electing Party shall be deemed to have waive any claim for other damages, except reasonable attorneys fees, costs of suit and expenses related to the enforcement of specific performance.

Section 6                      Representations and Warranties

Licensor hereby represents and warrants to, or as the case may be covenants with, the Licensee: (i) that it has full corporate authority and right to grant the License and to enter into and perform its obligations hereunder; (ii) that, to the best of its information, the Patent Rights are as they appear of official record, and are of a duration defined by national statutes relating thereto; (iii) that it has not sold, transferred or otherwise alienated or encumbered its right, title and interest in and to the Invention and Patent Rights in any way which would restrict the grant of license rights to Licensee herein; (iv) that neither the Invention, nor the Patent Rights, nor Licensee’s rights hereunder, are known to Licensor to infringe upon the patent, trademark, license, or other intellectual property rights of any person, and (v) that no person’s activities as of the date hereof are known to Licensor to infringe upon the Licensor’s rights under the Patent Rights. Each of Licensor and Licensee warrants in respect of itself that, upon its execution and delivery of this License Agreement, this License Agreement (assuming due execution and delivery by the other parties hereto) shall constitute a valid and legally binding obligation of itself enforceable in accordance with its terms, except as may be limited by laws affecting bankruptcy or insolvency or equitable principles. Licensor does not warrant and it will be the responsibility of Licensee to secure all required licenses, approvals, permits, and authorizations necessary, for Licensee to manufacture, sell or distribute equipment based on the Invention for the permitted applications contemplated by this License Agreement everywhere such equipment based on the Invention are intended to be manufactured, used, sold, or distributed as contemplated by this License Agreement.

Section 7                      Notices

All notices, requests, demands and other communications under this Agreement shall be given to or be made upon the respective parties as follows:

If to Licensor:                                GS CleanTech Corporation
One Penn Plaza, Suite 1612
New York, New York 10119
Attn:	Kevin Kreisler

If to Licensee:                                           EcoSystem Technologies, LLC
One Penn Plaza, Suite 1612
New York, New York 10119
Attn:           Glen Courtright

All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement (unless otherwise specifically provided for herein) shall be in writing, shall be sent by first class mailing, postage prepaid, Federal Express, United Parcel Service, or other recognized international third party delivery service, and shall be deemed to have been given three (3) days after deposited, postage prepaid, addressed to the parties as specified, with the postal service or permitted third party delivery service.

Section 8                      Notices

(a)	Confidentiality

This License Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, whether such successors be determined by operation of law, merger, or acquisition of substantially all assets and liabilities. This License is not assignable by Licensee without the written consent of the Licensor. All successors and permitted assigns must agree to be bound by the terms hereof.

(b)	Governing Law

This License shall be considered made in New York, and it shall be governed by and construed under the laws of the United States of America and New York.  In the event of litigation between the parties pursuant to any term or provision of this Agreement, then the prevailing party in any such litigation shall be entitled to an additional award of its attorneys’ fees actually incurred in the course of such litigation.

(c)	(c) Insurance

During the term of this Agreement, and for so long thereafter the applicable statute of limitations would permit suit based upon products made and/or sold by as each relevant party based on the Technology, each relevant party shall maintain adequate products liability insurance covering its manufacture and sale of products based on the Invention providing coverage during the applicable period of the statute of limitations for damages (and legal defense), and the insuring party shall provide coverage for the non-insuring party as additional insureds under such insurance policy.

(d)	Entire Agreement

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and communications relating to its terms. No amendment or modification of this Agreement shall be binding unless signed by the party against whom enforcement is sought.

(e)	Indemnification

Each party shall indemnify and hold harmless the other party and its affiliates or other  related entities from and against any and all losses, damages, liabilities and claims (including legal fees and costs) arising out of any breach of any of the breaching party’s obligations contained in or made pursuant to this Agreement or arising out of claims by third parties alleging liability on any theory arising out of any usage of the Invention hereunder, including any product, process or service made, used, sold, transferred or performed by either party hereto. IN NO EVENT WILL LICENSEE’S LIABILITY UNDER THIS LICENSE AGREEMENT EXCEED THE AGGREGATE AMOUNT OF THE CUMULATIVE ROYALTY FEES PAID UNDER THIS AGREEMENT.

(f)	Waiver

Either party’s waiver of any default under this Agreement by the other shall not constitute a waiver of any subsequent or like default or of its right to insist upon strict performance thereof.  All remedies of either party shall be cumulative and no choice or remedy shall be deemed an election to the exclusion of any other remedy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GS CLEANTECH CORPORATION

By:	/s/ David Winsness
David Winsness
Chief Technology Officer

ECOSYSTEM TECHNOLOGIES, LLC

By:	/s/ EcoSystem Technologies, LLC
Glen Courtright
Chief Executive Officer